Exhibit 99.1

       Licensing Revenue Increased 46% and Semiconductor Revenue Grew 16%

                           From Same Quarter Last Year


    SANTA ANA, Calif., May 13 /PRNewswire-FirstCall/ --
SRS Labs, Inc. (Nasdaq: SRSL), a leading provider of audio, voice and semiconductor technology solutions, today reported improved financial results for its first quarter ended March 31, 2003. For the three months ended March 31, 2003, the company reported consolidated revenue of $4,470,374, a 26 percent increase over revenue for the same period last year, and a net income of $42,534, or breakeven EPS, compared to a net loss of $690,733, or a loss of $0.05 per share for the same period last year.

    SRS Labs increased revenue from its technology licensing business by 46 percent over the same quarter last year and the company's Hong Kong-based Valence semiconductor group grew revenue 16 percent over the same period in 2002. Consolidated gross margin improved to 85 percent compared to last year's first quarter gross margin of 77 percent. The company's cash position remained strong at the end of the first quarter of 2003 with cash, cash equivalents and investments of approximately $21.8 million.

    Chief financial officer of SRS Labs Janet Biski said, "Our first quarter has generally been the toughest to achieve profitability due to Valence's traditionally slow sales period during the Chinese New Year holiday as well as increased year-end public company expenses and marketing expenses in January related to our major industry tradeshow, the Consumer Electronics Show. Despite these factors, we showed significant improvement over the first quarter of last year, mainly due to an increase in revenue of over $900,000. This quarter represents the first time that the company has achieved a profit in the first quarter of the year since 1997 and it is also the fourth consecutive profitable quarter."

    Thomas C.K Yuen, chairman and CEO of SRS Labs said, "Our licensing business remained strong as we increased the penetration of our technologies in our primary home theater market segments, including DVD players, set top boxes and televisions. We also expanded the application of our technologies in new product categories such as portable audio devices, software, and car audio as we built relationships with key licensees such as eDigital, InterVideo, and Kenwood."

    "On the semiconductor side, Valence continued to execute our plan to increase the ASIC client base and developed several new ASP chip offerings, some of which include proprietary SRS audio technologies. These new chips and other existing ASP chips now form an expanded product offering to address the underserved segments of the consumer electronics market," Yuen continued. "Overall, I am encouraged by our first quarter performance. As announced yesterday, we recently made several key personnel appointments, including Ted Franceschi as our new general manager of licensing. Through these appointments, I am pleased to have further strengthened our management team, which should help us to continue growing our business."


    In conjunction with SRS Labs' (Nasdaq: SRSL) first quarter results, you are invited to listen to its conference call that will be broadcast live over the Internet http://www.firstcallevents.com/service/ajwz381628483gf12.html or http://www.vcall.com/EventPage.asp?ID=83905 today, May 13, 2003 at 3pm EDT or link to the conference from the Investor section of SRS Labs' website at www.srslabs.com .


    About SRS Labs, Inc.

    Celebrating a decade in audio technology innovation, SRS Labs has become a recognized leader in the advancement of audio and voice technology. The company works with the world's top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS technologies can be heard through products ranging from televisions, DVD players, cell phones, car audio systems and computers. The company also offers hardware and software tools to professionals and consumers for the production and broadcast of content featuring SRS technologies. SRS Labs' wholly owned subsidiary, ValenceTech, is located in Hong Kong and provides custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com . The information on the above-referenced websites is not incorporated by reference into this press release.


    Except for historical information contained in this release, statements in this release, including those of Mr. Yuen and Ms. Biski, are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company's goals and strategy will be realized. Numerous factors (including risks and uncertainties) may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include the general market conditions concerning the semiconductor business including the potential adverse impact in Asia and elsewhere from the spread of SARS, the acceptance of new SRS Labs' products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the Company, general business and economic conditions, especially in Asia, and other factors detailed in the Company's Form 10-K and other periodic reports filed with the SEC. SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.


    For further information please contact: Investor, Tami Yanito of SRS Labs, Inc., +1-949-442-1070, ext. 3093, tami@srslabs.com



                                SRS LABS, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                                                       Three Months Ended
                                                            March 31,
                                                      2003           2002
    Revenues:
     Licensing                                    $2,628,311     $1,795,722
     Semiconductor                                 1,711,819      1,471,142
     Other                                           130,244        288,516
    Total revenues                                 4,470,374      3,555,380

    Cost of sales                                    669,568        793,345

    Gross margin                                   3,800,806      2,762,035

    Operating expenses
     Sales and marketing                           1,352,490      1,260,440
     Research and development                      1,081,215        965,076
     General and administrative                    1,314,610      1,233,525

      Total operating expenses                     3,748,315      3,459,041

    Income (loss) from operations                     52,491       (697,006)

    Other income, net                                164,126         87,963
    Minority interest                                  5,430         19,748

    Income (loss) before income tax expense          222,047       (589,295)

    Income tax expense                               179,513        101,438

    Net income (loss)                                $42,534      $(690,733)

    Net income (loss) per common share:
     Basic                                             $0.00        $(0.05)
     Diluted                                           $0.00        $(0.05)

    Weighted average shares used in the
     calculation of net income (loss)
     per common share:
      Basic                                       12,798,238     12,669,407
      Diluted                                     12,983,526     12,669,407


                                SRS LABS, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   March 31,     December 31,
                                                      2003           2002
                                                  (Unaudited)
                              ASSETS
    Current Assets
     Cash and cash equivalents                   $13,225,769    $15,720,860
     Accounts receivable, net                        920,282      1,074,421
     Inventories, net                                855,092        807,382
     Prepaid expenses and other current assets       407,870        462,442
     Deferred income taxes                            36,147         36,147

    Total Current Assets                          15,445,160     18,101,252
    Investments available for sale                 8,540,024      6,630,771
    Furniture, fixtures & equipment, net           1,870,616      1,935,424
    Goodwill, net                                  1,173,102        533,031
    Intangible assets, net                         1,908,903      1,957,359
    Deferred income taxes                            147,190        149,498

    Total Assets                                 $29,084,995    $29,307,335

            LIABILITIES AND STOCKHOLDERS' EQUITY
    Current Liabilities
     Accounts payable                               $815,604    $ 1,011,032
     Accrued liabilities                           1,715,192      2,347,702
     Income taxes payable                            323,448        341,172

    Total Current Liabilities                      2,854,244      3,699,906
    Minority interest                                     --        325,371
    Stockholders' Equity
    Preferred stock - $.001 par value;
     2,000,000 shares authorized;
     no shares issued and outstanding                     --             --
     Common stock - $.001 par value;
     56,000,000 shares authorized;
     13,213,498 and 12,876,314 shares
     issued; and 12,988,198 and
     12,651,014 shares outstanding
     at March 31, 2003 and
     December 31, 2002, respectively                  13,214         12,877
    Additional paid in capital                    56,957,625     55,966,589
    Cumulative other comprehensive loss             (173,778)       (88,564)
    Accumulated deficit                          (29,847,709)   (29,890,243)
    Less treasury stock at cost,
     225,300 shares at March 31, 2003
     and at December 31, 2002                       (718,601)      (718,601)

      Total Stockholders' Equity                  26,230,751     25,282,058

      Total Liabilities and
       Stockholders' Equity                      $29,084,995    $29,307,335